Exhibit 99.1
News Release
BIOSCRIP ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS
- Revenues in Line with Expectations -
Elmsford, NY — May 9, 2006 — BioScrip, Inc. (NASDAQ: BIOS) today reported first quarter 2006 revenue of $299.7 million and a net loss of $1.2 million or $0.03 per diluted share compared to revenue of $188.4 million and net income of $1.7 million or $0.06 per diluted share in the same period a year ago.
Executive Chairman, Richard H. Friedman stated, “Our first quarter revenues are in line with our expectations. As a result of our recent efforts, collections are improving and we expect to revise favorably our bad debt reserve rate in future periods. However, we recognize that our operating expenses are high and there is still work to be done in reducing costs. We will focus on improving operating efficiencies while strategically growing our business.”
First Quarter Reported Results
First quarter 2006 revenue rose 59% to $299.7 million, compared to $188.4 million in the same period a year ago. Gross profit for the first quarter 2006 was $30.3 million, an increase of $9.9 million from the same period of 2005. Gross profit was 10.1% of revenue in the first quarter 2006 compared to 10.9% in the comparable period of last year. The gross profit rate decline is primarily due to payor reimbursement pressure and cost increases on certain drugs. First quarter 2006 operating expense was $31.9 million, an increase of $14.4 million over first quarter 2005.
The increases in revenue, gross profit and operating expenses are primarily due to the acquisition of Chronimed Inc., which closed on March 12, 2005. The increases in revenue associated with the merger were partially offset by decreases in revenue from previously reported customer contract terminations.
In the first quarter 2006, the Company incurred $0.3 million in severance related to the previously communicated retirement of its CEO. This severance accrual will continue at $0.3 million per month through June 2006. The Company also incurred $0.6 of million stock option expense under the new financial accounting standard FAS 123(R). The Company recorded no stock option expense in 2005. Bad debt expense in the first quarter was $2.3 million compared to $0.7 million in the same period a year ago, reflecting the acquisition of Chronimed in March 2005 and an increased bad debt reserve rate while the Company works to improve its collection experience. The Company’s reserve rate for first quarter 2006 was 0.77% of revenue compared to proforma 0.52% of revenue in last year’s first quarter.
Net loss was $1.2 million or $0.03 per diluted share for the first quarter 2006 compared with net income of $1.7 million or $0.06 per diluted share for the first quarter 2005.

First Quarter Proforma Results
Proforma results are presented in Schedule 3 to provide comparability between first quarter 2006 and first quarter 2005. These results include the financial performance of Chronimed, Inc. as if it were acquired January 1, 2005.
Revenue for the first quarter 2006 was $299.7 million, a decrease of $2.8 million or 1% from proforma first quarter 2005. First quarter 2006 PBM Services revenue was $96.1 million, an increase of $3.4 million or 4% from the prior year quarter, primarily due to increased traditional mail volume. This increase was partially offset by Centene Corporation, the Company’s largest PBM customer, beginning the transition of its PBM plans during the first quarter 2006. First quarter 2006 Specialty Services revenue was $203.6 million, a decrease of $6.2 million due primarily to the termination of Chronimed’s Aetna contract, effective February 28, 2005, offset by the acquisition of Northland Pharmacy in October 2005 and strong growth in infusion sales.
Gross profit for the first quarter was $30.3 million, a decrease of $3.0 million or 9.1% from the proforma first quarter 2005. Gross profit as a percentage of revenue declined from 11.0% in proforma first quarter 2005 to 10.1% in first quarter 2006. The lower gross profit as a percentage of revenue is due to a reduction in reimbursement rates, changes in product and therapy mix and higher product costs during the quarter.
Selling, general and administrative (“SG&A”) expenses for the quarter were $27.9 million, an increase of $1.8 million or 7% compared to $26.0 million in the same period a year ago. The increase is due primarily to increased spending in the Specialty Services segment, along with stock option expense and CEO severance costs as discussed above. As previously noted, the Company expects the severance accrual to continue at $0.3 million per month through June 2006.
Bad debt expense for the quarter was $2.3 million, an increase of $0.7 million compared to $1.6 million in the same period a year ago. The Company has added resources to improve collections performance with the goal of reducing bad debt expense to historical levels.
Net loss was $1.2 million or $0.03 per diluted share for the first quarter 2006 compared with proforma net income of $0.9 million or $0.02 per diluted share for the first quarter 2005.
Mr. Friedman concluded, “We remain focused on sales growth, including the CAP program commencing July 1, furthering our relationships with manufacturers and making progress towards cost reductions.”
Conference Call Information
BioScrip will host a conference call to discuss first quarter 2006 financial results on Tuesday, May 9, 2006 10:00 a.m. EDT. Interested parties may participate in the conference call by dialing 888-343-7139 (US), or 415-537-1986 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 PM EDT on May 9, 2006 through 12:00 PM ET on May 16, 2006, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21291037. A webcast and archive of the conference call will also be available under the investor relations section of the BioScrip website, www.bioscrip.com.

About BioScrip, Inc.
BioScrip provides comprehensive pharmaceutical care solutions. We partner with healthcare payors, pharmaceutical manufacturers, government agencies, physicians, and patients to deliver cost effective programs that enhance the quality of patient life. We focus our products and services in two core areas: Specialty medication distribution and clinical management services, both nationally and community-based, and Pharmacy Benefit Management services. Our specialty medication distribution capabilities include condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as HIV/AIDS, Cancer, Infusion IVIG, Hepatitis C, Rheumatoid Arthritis, Multiple Sclerosis, and Transplantation. Our complete pharmacy benefit management programs include customized benefit plan design, pharmacy network management and sophisticated reporting capabilities that deliver improved clinical and economic outcomes. In addition, we have 34 locations including community and infusion pharmacies in major metropolitan markets across the U.S., providing nationwide access and clinical management capabilities in a high-touch community-based environment.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
Notes to Press Release Tables
BioScrip’s first quarter 2005 financial results include Chronimed Inc. financial results for the nineteen days from the acquisition date, March 12, 2005 through March 31, 2005.
See Schedule 3 for a reconciliation of the differences between the non-GAAP financial measures and the most directly comparable GAAP financial measures. As required by Regulation G, the Company has provided a quantitative comparison between GAAP and disclosed non-GAAP financial measures. The non-GAAP measures presented provide important insight into the ongoing operations and a meaningful comparison of revenue, gross profit, operating expense, operating income, net income and earnings per share.

Contact

Barry A. Posner	Lauren Puffer
Executive Vice President	Investor Relations
BioScrip, Inc.	The Global Consulting Group
Tel: 914-460-1638 (NY direct line)	Tel: 646-284-9404
Tel: 952-979-3750 (MN direct line)	Email: lpuffer@hfgcg.com
Email: bposner@bioscrip.com
FINANCIAL TABLES FOLLOW

Schedule 1
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2006	2005 (a)

Revenue	$299,718	$188,398

Cost of revenue	269,388	167,951

Gross profit	30,330	20,447
% of Revenue	10.1%	10.9%

Selling, general and administrative expenses	27,886	15,551
Bad debt expense	2,299	733
Amortization of intangibles	1,622	891
Merger and integration expenses	131	387

Total operating expenses	31,938	17,562
% of Revenue	10.7%	9.3%

(Loss) income from operations	(1,608)	2,885

Interest expense, net	450	153

(Loss) income before income taxes	(2,058)	2,732

(Benefit from) provision for income taxes	(902)	1,065

Net (loss) income	$(1,156)	$1,667

Basic net (loss) income per share	$(0.03)	$0.07
Diluted net (loss) income per share	$(0.03)	$0.06

Basic weighted-average shares	37,202	25,586
Diluted weighted-average shares	37,202	25,980

(a)	Includes the results of operations of MIM for the full quarter and of Chronimed Inc. from March 13, 2005 through March 31, 2005.

Schedule 2
BIOSCRIP, INC
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2006
	(unaudited)	December 31, 2005

ASSETS
Current assets
Cash and cash equivalents	$5,034	$1,521
Receivables, less allowance for doubtful accounts of $13,082 and $14,406 at March 31, 2006 and December 31, 2005, respectively	123,816	118,762
Inventory	29,404	25,873
Prepaid expenses and other current assets	1,635	2,054
Deferred taxes	12,295	11,225

Total current assets	172,184	159,435

Property and equipment, net	9,689	9,232
Other assets and investments	942	939
Goodwill	114,937	104,268
Intangible assets, net	13,591	14,713

Total assets	$311,343	$288,587

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$30,218	$7,427
Accounts payable	50,307	39,969
Claims payable	20,342	31,402
Payables to plan sponsors	1,686	1,695
Accrued expenses and other current liabilities	10,351	11,454

Total current liabilities	112,904	91,947

Deferred taxes	2,383	875

Total liabilities	115,287	92,822

Stockholders’ equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.0001 par value; 75,000,000 shares authorized,
37,220,838 shares issued and outstanding at March 31, 2006;
37,094,252 shares issued and outstanding at December 31, 2005;	4	4
Treasury stock, 2,198,076 shares at cost	(8,002)	(8,002)
Additional paid-in capital	236,405	234,958
Accumulated deficit	(32,351)	(31,195)

Total stockholders’ equity	196,056	195,765

Total liabilities and stockholders’ equity	$311,343	$288,587

Schedule 3
BIOSCRIP, INC
PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	MIM Corp.				Pro Forma
	BioScrip, Inc.	Reported	Chronimed	Pro Forma	Combined
	2006	2005(a)	Pre-Merger	Adjust (b)	2005

Revenue	$299,718	$188,398	$114,079	—	$302,477

Cost of revenue	269,388	167,951	101,155	—	269,106

Gross profit	30,330	20,447	12,924	—	33,371
% of Revenue	10.1%	10.9%	11.3%		11.0%

Selling, general and administrative expenses	27,886	15,551	10,498	—	26,049
Bad debt expense	2,299	733	840	—	1,573
Amortization of intangibles	1,622	891	—	958	1,849
Merger and integration expenses	131	387	2,037	—	2,424

Total operating expenses	31,938	17,562	13,375	958	31,895

% of Revenue	10.7%	9.3%	11.7%		10.5%

(Loss) income from operations	(1,608)	2,885	(451)	(958)	1,476

Interest expense (income), net	450	153	(84)	—	69

(Loss) income before income taxes	(2,058)	2,732	(367)	(958)	1,407

(Benefit from) provision for income taxes	(902)	1,065	(143)	(373)	549

Net (loss) income	$(1,156)	$1,667	$(224)	$(585)	$858

Basic net (loss) income per share	$(0.03)	$0.07			$0.02
Diluted net (loss) income per share	$(0.03)	$0.06			$0.02

Basic weighted-average shares	37,202	25,586			36,802
Diluted weighted-average shares	37,202	25,980			37,165

(a)	Includes the results of operations of MIM for the full quarter and of Chronimed Inc. from March 13, 2005 through March 31, 2005.

(b)	Reflects estimated additional amortization expense for the quarter.
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